                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              X-RITE, INCORPORATED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              X-RITE, INCORPORATED
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

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

                              X-RITE, INCORPORATED
                             3100 44TH STREET, S.W.
                           GRANDVILLE, MICHIGAN 49418

                NOTICE OF ANNUAL MEETING TO BE HELD MAY 20, 1996

     The Annual Meeting of Shareholders of X-Rite, Incorporated will be held at the Grand Valley State University Eberhard Center, 301 West Fulton Street, Grand Rapids, Michigan, on Monday, May 20, 1996, at 4:30 p.m., for the following purposes:

          1. To elect three directors as set forth in the accompanying Proxy Statement.

          2. To approve the adoption of the X-Rite, Incorporated Cash Bonus Conversion Plan.

          3. To transact any other business that may properly come before the meeting.

     Shareholders of record as of the close of business on March 22, 1996, are entitled to notice of, and to vote at the meeting. You are requested to sign, date, and return the accompanying Proxy in the enclosed, self-addressed envelope, regardless of whether you expect to attend the meeting in person. If you attend the meeting in person, you may withdraw your Proxy and vote your shares in person if you wish.

                                              By Order of the Board of Directors
                                              DUANE KLUTING
                                              Secretary

- --------------------------------------------------------------------------------
                                   X-RITE MAP
- --------------------------------------------------------------------------------

                              X-RITE, INCORPORATED
                             3100 44TH STREET, S.W.
                           GRANDVILLE, MICHIGAN 49418
                            ------------------------

                                PROXY STATEMENT
                                 APRIL 8, 1996
                            ------------------------

SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the shareholders of X-Rite, Incorporated (the "Company") on or about April 8, 1996, in connection with the solicitation by the Board of Directors of the Company of Proxies to be used at the Annual Meeting of Shareholders to be held on Monday, May 20, 1996, at 4:30 p.m. at the Grand Valley State University Eberhard Center, 301 West Fulton Street, Grand Rapids, Michigan.

     If the form of Proxy accompanying this Proxy Statement is properly executed and returned, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions given in the Proxy. Where shareholders specify a choice by marking on the Proxy card, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of the directors listed as nominees in the Proxy, for the approval of the Cash Bonus Conversion Plan, and in the discretion of the Proxy voters on any other matter voted upon at the meeting. A Proxy may be revoked prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, executing a subsequent Proxy or attending the meeting and voting in person.

     The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has retained D.F. King & Co., Inc., to aid in the solicitation of proxies at an estimated cost of $4,500, plus expenses. In addition, brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners and obtaining their Proxies.

VOTING SECURITIES AND RECORD DATE

     March 22, 1996, has been fixed by the Board of Directors as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 21,015,706 shares of the Company's common stock, par value $.10 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company's common stock registered in their names at the close of business on the record date.

ELECTION OF DIRECTORS

     The Company's Articles of Incorporation specify that the Board of Directors shall consist of nine (9) members, divided into three classes, with the directors of the classes to hold office for staggered terms of three (3) years each. Dr. Marvin G. DeVries and Messrs. Stanley W. Cheff and James A. Knister, as described in the following table, have been nominated for election to three year terms expiring in 1999.

     The terms of office of incumbent directors Leonard C. Blanding and Glenn M. Walters will expire as of the date of the Annual Meeting and they will each assume the position of Director Emeritus (See discussion under the caption Executive Compensation following the Stock Performance Graph.)

     Unless otherwise specifically directed by a marking on a shareholder's Proxy, the persons named as proxy voters in the accompanying Proxy will vote for the nominees described below. In the event any of these nominees is no longer a candidate at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board of Directors may designate a substitute nominee, in which case the accompanying Proxy will be voted for the substituted nominee.

     Directors are elected by a plurality of the votes cast by shareholders. Therefore, the nominees for each class receiving the most affirmative votes cast will be elected, irrespective of the number of votes received. Broker nonvotes, votes withheld, and votes against any candidate will not have a bearing on the outcome of the election. Votes will be counted by Inspectors of Election appointed by the presiding officer at the meeting.

     The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

     The content of the following table relating to business experience is based upon information furnished to the Company by the nominees and directors.

          NAMES, (AGES), POSITIONS AND BACKGROUNDS
                 OF DIRECTORS AND NOMINEES                          SERVICE AS A DIRECTOR
- ---------------------------------------------------------------------------------------------
                            Nominees For Terms to Expire in 1999

Stanley W. Cheff (54) is the President and Chief Executive
Officer of Wolverine Building, Inc., a construction firm headquartered in Grand Rapids, Michigan, and he has held that position for more than five years.

Dr. Marvin G. DeVries (62) is an economics consultant, and       Director since 1986
he was a Professor of Economics at the F.E. Seidman School       Member of Audit Committee
of Business, Grand Valley State University, Allendale,
Michigan, for more than five years prior to his retirement
in 1994. In addition, Dr. DeVries served as Dean of the
Business School from 1973 to 1988.

James A. Knister (58) is Senior Vice President and Group
Manager of Donnelly Corporation, a manufacturer of glass related products for the automotive and electronics industries, headquartered in Holland, Michigan, and he has held that position since October of 1994. Previously, Mr.
Knister was Senior Vice President and Chief Financial
Officer of Donnelly Corporation.

                            Directors Whose Terms Expire in 1998

Ted Thompson (66) is the Chairman of the Board and Chief         Director since 1958
Executive Officer of X-Rite, Incorporated, and he has held       Chairman of the Board
that position for more than five years. Mr. Thompson also          and Chief Executive Officer
serves as a director of Gentex Corporation.                      Member of Nominating Committee

Ronald A. VandenBerg (56) is a Business Unit Vice President      Director since 1989
of Donnelly Corporation, a manufacturer of glass related         Chairman of Compensation
products for the automotive and electronics industries,          Committee and Member of
headquartered in Holland, Michigan. Mr. VandenBerg has held      Nominating Committee
several executive positions with Donnelly for many years.

Quinten E. Ward (70) has been retired for more than five         Director since 1958
years. Prior to retirement he was a Senior Engineer with         Member of Compensation
the Instrument Division of Lear Siegler, Inc., Grand Rapids,       Committee
Michigan (a manufacturer of aerospace instruments).

                            Directors Whose Terms Expire in 1997

Lawrence E. Fleming (71) has been retired for more than five     Director since 1958
years. Prior to retirement he was a Senior Engineer with         Chairman of Nominating
the Instrument Division of Lear Siegler, Inc., in Grand          Committee and Member of
Rapids, Michigan (a manufacturer of aerospace instruments).      Compensation Committee

Rufus S. Teesdale (75) has been retired for more than five       Director since 1958
years. Prior to retirement he was a Partner in Loan              Chairman of Audit Committee
Services and Systems in Glen Ellyn, Illinois (a software
supplier to financial institutions).

Charles VanNamen (70) has been retired for more than five        Director since 1958
years. Prior to retirement he was a Senior Engineer with         Member of Audit and
the Instrument Division of Lear Siegler, Inc., in Grand          Compensation Committees
Rapids, Michigan (a manufacturer of aerospace instruments).
- ---------------------------------------------------------------------------------------------

     The Company has an Audit Committee which recommends to the Board of Directors the selection of independent public accountants to serve as the Company's auditors, and reviews the scope of their audit and their audit report. This Committee met on two occasions during the fiscal year ended December 31, 1995.

     The Company has a Compensation Committee which makes recommendations to the Board regarding annual remuneration of the Company's executive officers, and which is responsible for administering the Company's various incentive plans involving the Company's common stock. This Committee met on four occasions during the fiscal year ended December 31, 1995. A report from this Committee appears infra under the caption Report on Executive Compensation.

     The Company has a Nominating Committee that is responsible for recommending to the Board of Directors annually a slate of nominees for election as directors to be submitted to the shareholders of the Company at the Annual Meeting. The Committee is also responsible for recommending nominees to fill vacancies that may occur at other times. The Committee will consider persons suggested as nominees by shareholders, and suggestions should be sent to the Nominating Committee c/o the Company's Secretary at its headquarters. This Committee met once during the fiscal year ended December 31, 1995.

     The Board of Directors met eight times during the past fiscal year, and all directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings of committees on which they served.

CASH BONUS CONVERSION PLAN

     In May of 1995, the Board of Directors adopted the X-Rite, Incorporated Cash Bonus Conversion Plan (the "Conversion Plan"), subject to approval of the Company's shareholders. The Conversion Plan provides an opportunity for executives of the Company to elect to receive cash bonuses awarded under the Company's Executive Compensation and Incentive Plan, if any, in shares of Restricted Stock (described below), rather than cash. Shareholders will be asked to consider and approve the Plan at the Annual Meeting. The following paragraphs summarize the principal features of the Conversion Plan, and the full text of the Conversion Plan is appended to this Proxy Statement as Appendix A.

     Purpose. The Board of Directors believes that it is important for executives of the Company to hold significant amounts of the Company's common stock so that their interests will be aligned more closely with the interests of all shareholders. Therefore, the Conversion Plan was developed to make it attractive for executives to elect to receive their performance bonuses, to the extent earned, in common stock of the Company, rather than cash.

     Operation of the Plan. The Company maintains an Executive Compensation and Incentive Plan that makes provision for annual bonuses that historically have been based approximately one-half on individual achievement and one-half on corporate performance against an annual budget approved by the Board of Directors. (See "Report On Executive Compensation" infra). The Conversion Plan provides an opportunity for any executive awarded such a bonus to elect to receive all, or any portion, of that bonus in shares of common stock of the Company. The conversion ratio for that common stock is one-half of the then current market value, so that each dollar of bonus converted will yield two dollars worth of common stock as of the date the bonus is established. However, the common stock issued will be Restricted Stock, i.e., the shares may not be sold or otherwise disposed of until the restrictions lapse, and any shares subject to restrictions are subject to forfeiture back to the Company in the event of termination of the executive's employment for any reason. The restrictions lapse as to 20 percent after six months and an additional 20 percent annually thereafter, or with respect to all of the shares in the event of the executive's death, disability, or retirement after age of 60, or in the event of a hostile change in control of the Company.

     Shares Subject to Plan. A maximum of 400,000 shares of the Company's common stock are authorized for sale pursuant to the Conversion Plan. Shares may be supplied to satisfy the requirements of conversions under the Conversion Plan out of shares held in treasury, authorized but unissued shares, or partly out of each. In the event any shares subject to restrictions are forfeited, those shares shall again be available for use under the Conversion Plan. In addition, the Plan provides for appropriate adjustments in the number of shares in the event of any stock dividends or recapitalization without the receipt of consideration by the Company.

     Amendment and Termination. The Conversion Plan will terminate automatically after application to cash bonuses with respect to performance during the fiscal year ending December 31, 2004, unless terminated earlier by the Board of Directors. The Board may amend the Conversion Plan at anytime, provided that no amendment may, without shareholder approval: (i) increase the total number of shares which may be issued under the Plan; (ii) reduce the price at which shares may be sold pursuant to the Plan; or (iii) modify the eligibility requirements for participation in the Plan.

     Summary of Federal Income Tax Consequences. Any cash bonus received by an executive will be treated as ordinary income to the recipient under the Internal Revenue Code of 1986, as amended (the "Code"). To the extent the executive elects to convert cash bonus into Restricted Stock, the income tax consequences to him or her will depend upon whether an election is filed with the I.R.S. under sec.83(b) of the Code. If no election is filed, the excess of the fair market value of the shares at the time the restrictions on those shares lapse over the amount of cash bonus converted, will be taxable as ordinary income to the executive. However, the executive may file an election under sec.83(b) to have the entire value of all shares in excess of the amount of cash bonus collected, taxed as ordinary income in the year of receipt, in which case the shares will be valued at the market value for the Company's common stock at the time of conversion. If the shares are subsequently forfeited, no deduction or refund will be allowed to the executive on account of taxes paid on the forfeited shares.

     The income tax consequences to the Company are dependent upon the tax consequences to the executive. The Company will be entitled to a deduction to the same extent, and at the same time as the amount in question becomes taxable to the executive.

     The rules governing the tax treatment of executive compensation are quite technical; consequently, the foregoing discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, tax consequences under applicable state and local laws may not be the same as under federal law.

     Initiation of Plan. Subject to approval by shareholders, the Conversion Plan has been made applicable to cash bonuses paid in calendar year 1995, with respect to performance during calendar year 1994. In the event the Plan is not approved by shareholders, or in the event a participating executive's employment with the Company terminates before the Plan is submitted to shareholders for approval, then all affected transactions with respect to the Conversion Plan are rescinded. Both former President Bruce Jorgensen and Chief Financial Officer Duane Kluting elected to convert $33,250 of their bonuses received in 1995 with respect to 1994 performance which, in each case, at a purchase price of $9.50 per share, resulted in the acquisition of 3,500 shares of restricted stock. However, Mr. Jorgensen's conversion transaction was automatically rescinded as a result of the termination of his employment. Chairman and Chief Executive Officer Ted Thompson is not eligible to participate in the Plan since he owns more than five percent of the Company's outstanding shares.

     The affirmative vote of a majority of the Company's outstanding common stock represented and voted at the Annual Meeting is required to approve the adoption of the Conversion Plan. Since a majority of votes cast is required for approval, a negative vote will necessitate an offsetting affirmative to assure approval. Any ballot or proxy marked "abstain" and any broker nonvote will be counted as a negative vote. Votes will be counted by inspectors of election appointed by the presiding officer at the Annual Meeting.

     The Board of Directors recommends a vote FOR the approval of the Conversion Plan.

SECURITIES OWNERSHIP OF MANAGEMENT

     The following table contains information regarding ownership of the Company's common stock by each director and nominee for election as a director, each executive officer named in the tables under the caption Executive Compensation, and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table and represents the Company's understanding of circumstances in existence as of March 1, 1996.

                                                  AMOUNT AND NATURE OF OWNERSHIP
                                         -------------------------------------------------
          NAME AND ADDRESS OF            SHARES BENEFICIALLY     EXERCISABLE
           BENEFICIAL OWNER                   OWNED(1)           OPTIONS(2)        TOTAL       PERCENT OF CLASS
- ---------------------------------------------------------------------------------------------------------------
Leonard C. Blanding                           1,448,323(3)          20,000       1,468,323            6.8
6600 Tanglewood, S.E.
Grand Rapids, MI 49546
Lawrence E. Fleming                           1,620,000             20,000       1,640,000            7.6
6200 Hall St., S.E.
Grand Rapids, MI 49546
Rufus S. Teesdale                             1,528,834(4)          20,000       1,548,834            7.2
3152 E. Gatehouse, S.E.
Grand Rapids, MI 49546
Ted Thompson                                  1,538,300(5)          80,000       1,618,300            7.5
3100 44th Street
Grandville, MI 49418
Quinten E. Ward                               1,366,000(6)          20,000       1,386,000            6.5
2251 N. Rampart Blvd., Suite 102
Las Vegas, NV 89128
Bernard J. Berg                                   8,600             58,000          66,000              *
Stanley W. Cheff (director nominee)               3,000                -0-           3,000              *
Dr. Marvin DeVries                                  -0-             48,000          48,000              *
Duane Kluting                                    17,685             42,000          59,685              *
James A. Knister (director nominee)                 -0-                -0-             -0-
Jeffrey Smolinski                                 1,581             10,000          11,581              *
Ronald A. VandenBerg                              8,000             42,000          50,000              *
Charles VanNamen                                714,500(7)          20,000         734,500            3.4
Glenn M. Walters                                 48,000(8)          50,000          98,000              *
All Directors, Director Nominees and          8,302,823            430,000       8,732,823           40.7
  Executive Officers as a Group
  (14 persons)

- --------------------------------------------------------------------------------

 *  Less than one percent

(1) Except as disclosed in the footnotes below, each person named in the table is the record holder of, and has sole voting and investment power with respect to the issued shares listed in this column.

(2) This column reflects shares subject to options exercisable within 60 days.

(3) Includes 1,130,943 shares issued to trusts established by Mr. Blanding for which he serves as trustee, with full power to vote and dispose of those shares, and 317,380 shares held in a trust for which Mr. Blanding's wife serves as trustee, with full power to vote and dispose of those shares. Mr. Blanding disclaims beneficial ownership of the shares held by his wife's trust.

(4) All shares beneficially owned by Mr. Teesdale have been issued to a trust established by him, and he serves as sole trustee, with full power to vote and dispose of the specified shares.

(5) Includes 160,000 shares issued to a trust established by Mr. Thompson's wife, for which she serves as a sole trustee, with full power to vote and dispose of those shares. Mr. Thompson disclaims beneficial ownership of the shares held by his wife's trust.

(6) Includes 1,184,000 shares issued to a trust established by Mr. Ward, for which he serves as sole trustee, and 182,000 shares issued to Mr. Ward's wife. Mr. Ward disclaims beneficial ownership of the shares held by his wife.

(7) Includes 444,600 shares issued to a trust established by Mr. VanNamen, for which he serves as sole trustee, with full power to vote and dispose of those shares, and 269,900 shares issued to a trust established by Mr. VanNamen's wife, for which she serves as a co-trustee, with shared power to vote and dispose of those shares. Mr. VanNamen disclaims beneficial ownership of the shares held by his wife's trust.

(8) Includes 43,000 shares issued to a trust established by Mr. Walters, for which he serves as sole trustee, with full power to vote and dispose of those shares, and 5,000 shares issued to a trust established by Mr. Walters' wife, for which she serves as sole trustee, with full power to vote and dispose of those shares. Mr. Walters disclaims beneficial ownership of the shares held in his wife's trust.

EXECUTIVE COMPENSATION

     The following table contains information regarding compensation paid by the Company with respect to the preceding fiscal year to its chief executive officer and to the four other most highly compensated executive officers whose salary and bonus compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                   ANNUAL           ------------------------
                                                COMPENSATION        RESTRICTED    SECURITIES
                                             ------------------       STOCK       UNDERLYING      ALL OTHER
                                             SALARY      BONUS       AWARD(S)      OPTIONS       COMPENSATION
            EXECUTIVE               YEAR       ($)      ($)(1)        ($)(2)         (#)            ($)(3)
- -------------------------------------------------------------------------------------------------------------
Ted Thompson                        1995     280,947     20,200         --          20,000          13,650
  Chairman and                      1994     246,634    164,700         --          20,000          13,650
  Chief Executive Officer           1993     239,200     22,800         --          40,000           8,567

Bruce L. Jorgensen                  1995     192,373      --            --          15,000           4,902
  President and                     1994     153,965     81,000         --          20,000           1,488
  Chief Operating Officer

Bernard J. Berg                     1995     147,841     10,900         --          10,000           3,691
  Vice President --                 1994     130,385     74,500         --          10,000           3,071
  Engineering                       1993     128,860     18,000         --          10,000           2,987

Duane Kluting                       1995     142,621     10,600         --          10,000           3,593
  Vice President --                 1994     120,961     69,700         --           6,000           2,614
  Chief Financial Officer           1993     111,924     16,500         --           6,000             573

Jeffrey Smolinski                   1995     115,003      8,600         --          10,000             292
  Vice President --
  Operations
- -------------------------------------------------------------------------------------------------------------

(1) In the event shareholders approve the adoption of the Cash Bonus Conversion Plan described supra, certain of these cash bonuses, paid in 1995 for performance in fiscal 1994, will be converted in shares of the Company's common stock that will be subject to certain restrictions and risks of forfeiture as described under the caption "Cash Bonus Conversion Plan."

(2) There are no unvested Restricted Stock grants outstanding, except for the bonus conversions described under the caption "Cash Bonus Conversion Plan."

(3) These amounts represent "matching" contributions by the Company pursuant to its 401(k) Plan and annual premiums for term life insurance attributable to each named executive officer.
                            ------------------------

     The following table contains information regarding stock options granted to the above-named executive officers during the preceding fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                   -----------------------------------------------------------
                                   OPTIONS     PERCENT OF OPTIONS     EXERCISE                      GRANT DATE
                                   GRANTED       GRANTED TO ALL         PRICE       EXPIRATION     PRESENT VALUE
           EXECUTIVE                 (1)           EMPLOYEES          ($/SH)(2)        DATE           ($)(3)
- ----------------------------------------------------------------------------------------------------------------
Ted Thompson                        20,000            19.0              19.50         3/21/05         228,400
Bruce L. Jorgensen                  15,000            14.3              19.50         3/21/05         171,300
Bernard J. Berg                     10,000             9.5              19.50         3/21/05         114,200
Duane Kluting                       10,000             9.5              19.50         3/21/05         114,200
Jeffrey Smolinski                   10,000             9.5              19.50         3/21/05         114,200
- ----------------------------------------------------------------------------------------------------------------

(1) Options become exercisable one year after the date of grant.

(2) The price may be paid in any combination of cash, surrender of outstanding shares, and/or the surrender of exercisable options valued at the excess of market price of the underlying shares over the exercise price for the options.

(3) Present value calculated under the Black-Scholes Valuation Model, assuming 7.17% risk-free rate of return, .5% dividend yield, .40 volatility, and exercise in 10 years. This model is an alternative suggested by the Securities and Exchange Commission, and the Company neither endorses this particular model nor necessarily agrees with the method for valuing options. The future performance of the Company and the price of its shares will ultimately determine the value of these options.
                            ------------------------

     The following table contains information regarding the exercise of options during the preceding fiscal year by the above-named executives, as well as unexercised options held by them at fiscal year-end.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                           SHARES         VALUE                YEAR-END(#)                   FISCAL YEAR-END($)
                         ACQUIRED ON     REALIZED     -----------------------------     -----------------------------
                         EXERCISE(#)       ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ------------------------------------------------------------------------------------------------------------------
Ted Thompson                 --             --           60,000           20,000          202,500              -0-
Bruce L. Jorgensen           --             --              -0-           35,000              -0-           66,250
Bernard Berg                 --             --           48,000           10,000          335,500              -0-
Duane Kluting                --             --           32,000           10,000          174,125              -0-
Jeffrey Smolinski            --             --              -0-              -0-              -0-              -0-
- ------------------------------------------------------------------------------------------------------------------

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is currently comprised of five members, and all members are outside directors; i.e., none is an employee of the Company. The Committee makes recommendations to the Board of Directors with respect to all executive compensation except for the award of stock-based incentives, which are the exclusive prerogative of the Committee.

     The Compensation policies established for executive officers are designed to assure the Company's ability to attract, motivate, and retain competent and dedicated senior management. In constructing and applying these policies, a conscious effort is made to identify and evaluate the executive compensation programs for comparable employers, considering such factors as geographic and industry influences, relative sizes, growth stages, and market capitalizations. With the assistance of a consulting firm, the Committee has established a peer group of corporations that it uses for compensation comparison purposes.

     In general, compensation packages for executive officers are composed of three elements: base salary, annual bonus, and stock-based incentives. Base salary for an executive is determined by the executive's responsibility and the Company's need to be competitive in the market for executive services. Bonus compensation is based on personal performance as well as achievement of corporate goals. Stock-based incentives are intended to strengthen the alignment of interests between shareholders and senior management and to address long-term performance.

     In the early part of 1995, the Compensation Committee reviewed the annual salary plan with the Chief Executive Officer for all other executive officers, and made such adjustments as they thought appropriate, based upon salary survey data for comparable employers, economic conditions in general, and individual evaluations by the Chief Executive Officer. Annual salary for the Chief Executive Officer was reviewed independently by the Committee and adjusted based upon the same considerations for other executive salaries, plus the Committee's evaluation of his performance as corporate leader.

     At the same time, the Committee established the annual bonus program to be based one-half on individual achievement and one-half on corporate performance against the annual budget approved by the Board of Directors. A maximum award was set at thirty percent (30%) of base salary in the case of the Chief Executive Officer, and twenty percent (20%) of base salary in the case of all other executives. Actual bonuses under this program were determined by the Committee, in consultation with the Chief Executive Officer (except as to his own bonus), after the close of the fiscal year. An additional incentive program was in place for 1995 for exceeding forecasted sales, but no payments were made under this program since sales did not exceed the forecast. All cash bonus programs have been replaced for 1996 by a program based on operating profit in excess of the annual budget approved by the Board of Directors.

     The Committee also awarded stock options to seven executives during 1995 under the Employee Stock Option Plan, including the grants to the named executives detailed in the foregoing table captioned Option Grants in Last Fiscal Year. The options awarded to the executives, other than the Chief Executive Officer, were awarded based upon recommendations from the Chief Executive Officer, taking into account for each executive his contribution to success in prior periods by achieving agreed upon goals, and his ability and willingness to influence success in the future by striving to achieve individual and corporate goals. The Chief Executive Officer was awarded an option based primarily on the Committee's judgment that it is in the best interest of shareholders to provide incentive for the Chief Executive Officer in the form of stock options, in an amount that is appropriate relative to the options granted other executives, considering their abilities to influence corporate performance.

                                          COMPENSATION COMMITTEE
                                            Lawrence E. Fleming
                                            Glenn M. Walters
                                            Quinten E. Ward
                                            Ronald A. VandenBerg
                                            Charles VanNamen

                            STOCK PERFORMANCE GRAPH

     The following graph depicts the cumulative total return on the Company's common stock compared to the cumulative total return on the indices for NASDAQ market (U.S. and foreign) and NASDAQ nonfinancial stocks. The graph assumes an investment of $100 on the last trading day of 1990, and reinvestment of dividends in all cases.

                                                 NASDAQ Stock       NASDAQ
      Measurement Period          X-Rite, In-    Market (US &     Non-Finan-
    (Fiscal Year Covered)         corporated       Foreign)       cial Stocks
1990                                    100.00          100.00          100.00
                                       127.591         129.388         131.362
                                       125.596         128.225         127.605
                                       165.910         142.934         143.262
1991                                   240.793         159.612         160.983
                                       243.425         164.938         163.523
                                       326.576         153.747         146.859
                                       447.082         159.564         151.526
1992                                   489.338         185.196         176.094
                                       395.366         189.413         176.422
                                       393.821         194.014         183.013
                                       427.139         210.202         197.314
1993                                   409.337         214.399         203.330
                                       391.403         205.427         193.578
                                       443.472         194.990         178.506
                                       645.232         211.449         196.209
1994                                   739.620         207.370         194.856
                                       731.148         225.140         210.923
                                       694.542         256.075         242.332
                                       704.879         286.983         270.670
1995                                   531.880         288.172         268.169

     The Company has not adopted any long-term incentive plan or any defined benefit or actuarial plan, as those terms are defined in the applicable regulations promulgated by the Securities and Exchange Commission. Neither does the Company have any contracts with its executive officers assuring them of continued employment, nor any compensatory arrangement for executives linked to a change in control of the Company.

     During 1995, members of the Company's Board of Directors received an annual retainer of $12,000, plus a meeting fee of $750 ($1,500 for chairpersons) for each meeting of the Board or a committee attended. In addition, each person who is a director immediately following each Annual Meeting of Shareholders is entitled to receive an option to purchase 10,000 shares of the Company's common stock at a price per share equal to the fair market value on that date. Each option has a term of ten years and becomes exercisable in full six months after the date of the grant.

     Directors who have served three or more terms (nine years) automatically become Directors Emeritus at such time as they no longer hold the position of a director of the Company. Directors Emeritus are entitled to attend meetings of the Board, but they may not vote, and they are entitled to receive the directors' annual retainer, but no meeting fees. Director Emeritus status lasts for a period equal to the length of service as a director or until any earlier resignation or death.

     Subsequent to the close of the 1995 fiscal year, the employment relationship between Bruce L. Jorgensen, President and Chief Operating Officer, and the Company was terminated. As a part of the severance arrangement, the Company agreed to continue Mr. Jorgensen's salary ($16,000 per month) and continue his health insurance ($400 per month) for up to one year, permit him to exercise certain existing stock options in the future that would have become unexercisable, and pay for certain out placement services ($20,000) to assist him in his efforts to secure other employment.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1995, have been audited by Arthur Andersen LLP, independent public accountants, and the Board of Directors has selected Arthur Andersen LLP to serve as the Company's independent accountants for the year ending December 31, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934, except for Robert D. Claflin, President of Labsphere, Inc., a subsidiary of the Company, who was late filing a Form 3 that was necessitated by the Company's acquisition of this subsidiary during 1995.

SHAREHOLDER PROPOSALS -- 1996 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the 1997 Annual Meeting of the Shareholders of the Company must be received by the Company at its headquarters, 3100 44th Street, S.W., Grandville, Michigan 49418, no later than December 11, 1996, if the shareholder wishes the proposal to be included in the Company's Proxy Statement relating to that meeting.

MISCELLANEOUS

     The Company's Annual Report to Shareholders including financial statements, is being mailed to shareholders with this Proxy Statement.

     Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in the Proxy.

     A COPY OF THE COMPANY'S REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST FROM DUANE KLUTING, THE COMPANY'S VICE PRESIDENT/CHIEF FINANCIAL OFFICER, 3100 44TH STREET, S.W., GRANDVILLE, MICHIGAN 49418.

     SHAREHOLDERS ARE URGED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors
                                          DUANE KLUTING
                                          Secretary

April 8, 1996
Grandville, Michigan

                                   APPENDIX A

                              X-RITE, INCORPORATED

                           CASH BONUS CONVERSION PLAN

     1. Purpose and Scope. The purposes of this Plan are to encourage stock ownership by management employees of X-Rite, Incorporated, to provide an incentive for its employees to expand and improve the profits and prosperity of the Company, and to assist the Company in attracting and retaining key personnel.

     2. Definitions. The following words and phrases shall have the following meanings as used in this Plan:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Committee" means the committee appointed by the Board pursuant to
     Section 3 of this Plan.

          (c) "Cash Bonus" means the bonus designated as eligible by the Committee and paid pursuant to the Company's Executive Compensation and Incentive Plan.

          (d) "Change in Control" means: (i) the acquisition or accumulation of twenty percent (20%) or more of the Company's outstanding shares of Stock by any person, entity, or group pursuant to a published offer to the Company's shareholders, or any merger or consolidation with any other corporation, or other entity, where the transaction in question was not either initiated by the Company or certified as "friendly" in a resolution by the Company's Board of Directors passed by the affirmative vote of at least eighty percent (80%) of all directors; or (ii) the election to the Board of Directors of persons constituting more than one-third of the directors who were not endorsed as candidates for the Board by the affirmative vote of the majority of entire Board of Directors.

          (e) "Company" means X-Rite, Incorporated.

          (f) "Market Value" means the closing sale price reported in the Nasdaq Stock Market or, if such value is not available, such other estimate of fair market value as the Committee shall determine.

          (g) "Stock" means the common stock of the Company, par value $0.10 per share.

          (h) "Participant" means an employee of the Company, or any controlled subsidiary, designated by the Committee to be eligible for cash bonuses under the Company's Executive Compensation and Incentive Plan; provided, however, that any employee who beneficially owns five percent (5%) or more of the outstanding shares of Stock at the time this Plan is adopted, or at any time thereafter, shall not be eligible to participate in this Plan.

     3. Administration.

          (a) The Plan shall be administered by a Committee appointed by the Board, consisting of such number of persons as the Board shall determine from time to time. A majority of members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible for the operation of the Plan, and the determination as to persons entitled to participate in the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and binding.

          (b) The Committee shall consist entirely of members who, during the one year prior to service on the Committee, or during such service, have not been granted or awarded equity securities of the Company (including derivative securities) pursuant to this Plan or any other plan of the Company or any of its affiliates, except for the types of plans set forth in Rule 16b-3(c)(2)(i)(A)-(D) promulgated by the Securities and Exchange Commission.

          (c) Designation of an employee to be eligible to participate in this Plan shall be entirely within the discretion of the Committee, and nothing contained in this Plan shall be interpreted or construed to give any person any right to participate under this Plan.

          (d) Each person who is or shall have been a member of the Committee shall be defended, indemnified, and held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability, or expense imposed or incurred in connection with such persons taking or failing to take any action under the Plan.

     4. Shares Subject to Plan. The maximum number of shares of Stock subject to sale under the Plan shall be 400,000 shares, subject to adjustment as provided in Section 7 below. The shares of Stock may be authorized but unissued shares or treasury shares. If any shares subject to restrictions are forfeited hereunder, those shares shall be available for future sale under this Plan.

     5. Conversion Option. Effective as of the date a Cash Bonus is made to a Participant, that Participant shall be deemed to have been granted an option to purchase shares of Stock at a rate equal to one-half the Market Value for up to as many whole shares of Stock as can be purchased with the Cash Bonus received (net of tax withholdings and other deductions); provided, however, that the shares of Stock acquired shall be Restricted Stock, subject to all of the terms, conditions, and limitations contained in this Plan, including the restrictions specified in Section 6. The option must be exercised, if at all, on or before the 180th day following the grant date by delivering a written notice of election to the Company's Chief Financial Officer on a form provided for that purpose by the Company, accompanied by payment of the exercise price in full plus any withholding and other taxes deemed necessary by the Company. Options are nontransferable and may only be exercised by the option holder during his or her lifetime while in the Company's full-time employ.

     6. Restrictions. Shares of Stock issued under this Plan shall be subject to the following restrictions and risks of forfeiture:

          (a) Prior to the lapse of the restrictions pursuant to Section 6(b) below: (i) such shares may not be sold, exchanged, pledged, hypothecated, or otherwise transferred or disposed of by the Participant; and (ii) such shares shall be forfeited to the Company if the Participant's employment with the Company is terminated for any reason whatsoever. The restrictions specified herein shall apply to any securities distributed as a dividend upon, or in respect of any such shares that are subject to these restrictions at the time of distribution.

          (b) The restrictions set forth in Section 6(a) above shall lapse: (i) with respect to twenty percent (20%) of the shares on the one hundred eightieth (180th) day after the date the Restricted Stock is issued; (ii) with respect to an additional twenty percent (20%) on each of the first four anniversaries of the date the Restricted Stock is issued; (iii) with respect to all of the shares in the event of Participant's death or permanent disability while employed by the Company; (iv) with respect to all of the shares upon Participant's retirement with the consent of the Company after age sixty (60); and (v) with respect to all of the shares in the event of a Change in Control.

          (c) The following restrictive legend shall be placed on each certificate issued under this Plan, and upon the certificate(s) of any securities distributed as a dividend upon, or in respect of such shares:

                 The shares represented by this certificate are Restricted Stock that have been issued pursuant to the X-Rite, Incorporated Cash Bonus Conversion Plan and may not be sold, exchanged, pledged, hypothecated, or otherwise transferred or disposed of until such time as the restrictions set forth in that Plan lapse. The Plan provides that this certificate may be confiscated by the Company, or its transfer agent, and the shares forfeited in the event of any attempted transfer prior to the lapse of those restrictions.

          (d) In the event of any forfeiture of shares of Stock as provided in this Plan, the Participant shall promptly surrender the certificate representing those shares to the Company for cancellation, in whole or in part as the case may be, all rights and privileges with respect to those shares shall cease as of the forfeiture date, and any attempted transfer in violation of the restrictions set forth in this Section 6 shall result in a forfeiture of those shares.

     7. Effect of Change in Stock Subject to the Plan. The aggregate number of shares of Stock available for sale under the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subject to the effective date of the Plan resulting from: (a) a subdivision or consolidation of shares or any other capital adjustment; (b) the payment of a stock dividend; or
(c) other increase or decrease in such shares effected without receipt of consideration by the Company.

     8. Compliance With Other Laws and Regulations. The obligation of the Company to sell and deliver shares under the Plan shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

     9. Amendments. The Board may discontinue the Plan at any time, and may amend it from time to time in any manner that the Board deems advisable; provided, however, that no such amendment shall adversely affect the rights of any Participant with respect to shares issued prior to such amendment.

     10. No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any share of Stock prior to the date of issuance of a certificate evidencing ownership of such Stock, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of the certificate, except as provided in Section 7.

     11. Continued Employment Not Presumed. This Plan and any document describing this Plan shall not give any Participant or other employee a right to continued employment by the Company or affect the right of the Company to terminate the employment of any such person, with or without cause.

     12. Initiation of Plan. This Plan has been adopted by the Board subject to approval by the Company's shareholders at the first meeting of shareholders after adoption where it is practical to submit the Plan to shareholders for approval. The Plan shall be applicable to the Cash Bonuses paid in 1995 with respect to performance during 1994, provided that: (i) the initial "grant date" shall be the date this Plan is adopted by the Board; (ii) no shares acquired pursuant to such grant may be disposed of in any manner whatsoever until the expiration of six months after this Plan is approved by the Company's shareholders (after which the provisions of Section 6 shall be applied in the normal manner); and (iii) in the event a Participant's employment with the Company terminates before the Plan is submitted to the shareholders for approval, or the shareholders do not approve the Plan at or before the 1996 Annual Meeting of Shareholders, then all affected transactions under the Plan shall be rescinded, i.e., all payments shall be returned to affected Participants, and all certificates for affected shares of Stock, and all dividends and other distributions thereon, shall be returned to the Company.

     13. Expiration. Unless earlier terminated by the Board, this Plan shall terminate after application to Cash Bonuses with respect to performance during the fiscal year ending December 31, 2004.

                                 CERTIFICATION

     The foregoing Plan was originally adopted by the Company's Board of Directors on May 1, 1995, and reflects all amendments through March 19, 1996.

                                          --------------------------------------
                                          Duane Kluting
                                          Secretary

                              X-RITE, INCORPORATED
                             3100 44TH STREET, S.W.
                             GRANDVILLE, MI  49418

                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) J. Terry Moran and Duane Kluting, and each of them, as Proxies, each with the power to appoint a substitute, to represent and to vote, as designated below, all of the shares of common stock of X-Rite, Incorporated held of record by the undersigned on March 22, 1996, at the Annual Meeting of Shareholders to be held on May 20, 1996, or any adjournment thereof.

     When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON REVERSE SIDE FOR A THREE-YEAR TERM, AND FOR THE APPROVAL OF THE ADOPTION OF THE X-RITE, INCORPORATED CASH BONUS CONVERSION PLAN.

  PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this Proxy exactly as your name appears on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED:                  DO YOU HAVE ANY COMMENTS?
_________________________________          ___________________________________
_________________________________          ___________________________________
_________________________________          ___________________________________

- -------------------------------------------------------------------------------

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                       With-  For all
                                                For    hold   Except                                         For  Against  Abstain
1.) Election of Directors                       / /    / /     / /          2.) To approve the adoption      / /    / /     / /
                                                                                of the X-Rite, Incorporated
                STANLEY W. CHEFF, DR. MARVIN G. DEVRIES                         Cash Bonus Conversion Plan.
                        AND JAMES A. KNISTER
                                                                            3.) In their discretion, the Proxies
Instructions: To withhold authority to vote for any individual nominee,         are authorized to vote upon such other business
mark "For All Except" box and strike a line through the nominee(s)              as may properly come before the Meeting.
name. Your shares will be voted for the remaining nominee(s).

     RECORD DATE SHARES:




                                                                                Mark box at right if you plan               / /
                                                                                to attend the meeting.

                                                                                Mark box at right if comments or address    / /
                                                                                change have been noted on the reverse side.


     Please be sure to sign and date this Proxy.      Date______________


________________________________________________________________________
     Shareholder sign here                   Co-owner sign here
- ----------------------------------------------------------------------------------------------------------------------------------
   DETACH CARD                                                                                                     DETACH CARD


                                                        X-RITE, INCORPORATED

        Dear Shareholder:

        Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

        Your vote must be received prior to the Annual Meeting of Shareholders scheduled for May 20, 1996.

        Thank you in advance for your prompt consideration of these matters.

        Sincerely,



        X-RITE, INCORPORATED
